Exhibit 99.1
Contact: Pam Scott
Red Lion Hotels Corporation
509-777-6393 (d)
509-570-4610 (c)
Pam.Scott@redlion.com
www.RedLion.com
Sale Closes on Red Lion Hotel Fifth Avenue Seattle
Lowe Enterprises Investors completes acquisition of the property
Spokane, WA, June 14, 2011 — Red Lion Hotels Corporation (NYSE: RLH) announced today that it closed the previously announced sale of the Red Lion Hotel on Fifth Avenue in Seattle, WA. The property was purchased for $71 million, or approximately $239,000 a key, by an affiliate of Lowe Enterprises Investors (LEI).
At closing, LEI entered into a franchise agreement with Red Lion Hotels Franchising, Inc. to continue to operate the property as a Red Lion hotel, managed by LEI affiliate, Destination Hotels & Resorts. The company also entered into an affiliation agreement with a subsidiary of Destination Hotels & Resorts to facilitate the cross-promotion of hotels between the companies.
“This transaction is very positive for Red Lion. It allows the Red Lion brand to continue on a flagship hotel in downtown Seattle and allows us to deploy the hotel’s equity to recapitalize our balance sheet and reinvest in our hotels and brand,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “We know that the Red Lion Hotel Fifth Avenue will continue to provide the highest level of service to our guests under the management of Destination Hotels & Resorts.”
“The ability to add guest rooms and to expand the available meeting space creates the opportunity to increase revenue. Meeting space, such as we plan, which will be designed with the most modern technologies, high-end finishes and flexible configuration, will attract the abundant corporate meeting business that already exists in the market. And given the hotel’s recent high quality renovations and its attractive location, the Red Lion will have a competitive advantage over other existing nearby options,” said Charlie Peck, president of Destination Hotels & Resorts. “The Red Lion name carries with it a long tradition as a great brand in downtown Seattle.”
The 297-room property is centrally located in downtown Seattle, just a few blocks from Pike Place Market and the Washington State Convention Center. Red Lion Hotels Corporation announced in January 2011 it was listing the hotel for sale. Chris Burdett of CBRE Hotels in Seattle represented Red Lion in the sale.

About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of March 31, 2011, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,630 rooms and 429,797 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.
About Lowe Enterprises Investors
Lowe Enterprises Investors (LEI) is owned by a strategic partnership of The Guardian Life Insurance Company of America, Lowe Enterprises, Inc. and senior members of the LEI management team. LEI provides real estate investment management services on behalf of a select list of institutional and high net worth clients and partners through both individually managed and commingled fund relationships. The firm has been responsible for $6 billion in real estate assets, including commercial, hospitality and debt investments, since inception in the late 1980s. LEI has been a leading value-added investor through multiple cycles, employing equity and structured debt in its investment strategies. For more information about LEI, please visit: www.LoweInvestors.com
About Destination Hotels & Resorts
Destination Hotels & Resorts began in 1972 with the development and management of condominium resorts. Since then, the company has been consistently ranked as one of the top 10 hospitality and property management companies in the country (ranked by Hotel Business Magazine), with more than 7,100 employees, over 7,000 hotel rooms and condominium units, and more than $2.2 billion in assets under management. Destination Hotels & Resorts is a wholly owned subsidiary of Los Angeles-based Lowe Enterprises, a privately-held, national real estate organization active in commercial and hospitality property investment, management and development. For more information, please visit the company’s website, www.destinationhotels.com.

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